Exhibit 5.1

[            ], 2011

Computershare

Transfer Agent and Registrar

Attn: Sharon R. Boughter, Relationship Manager

7530 Lucerne Drive

Suite 305

Cleveland, Ohio 44130

Re:       Offering of Shares of Gas Natural by a Selling

                 Shareholder

Ladies and Gentlemen:

We have acted as counsel to Gas Natural Inc., an Ohio corporation (the “Company”), in connection with the Registration Statement of the Company on Form S-3, Registration No. 333-            , including the amendments and exhibits thereto (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), for the proposed sale of shares of common stock, $0.15 par value per share, of the Company (the “Shares”) in an underwritten public offering by Richard M. Osborne, as trustee of the Chowder Trust under the Restated Trust Agreement dated December 31, 2009 of up to 800,000 Shares (the “Selling Shareholder”). In connection therewith, we have also acted as counsel for the Company with regard to the underwriting agreement (the “Underwriting Agreement”), dated July     , 2011, by and among the Company, the Selling Shareholder and Janney Montgomery Scott LLC, as underwriter.

In rendering this opinion, we have examined (a) executed counterparts of the Underwriting Agreement and (b) such certificates, documents, agreements and records, certified or otherwise identified to our satisfaction and such matters of law as we consider necessary to render the opinions contained herein. Further, in rendering this opinion, we have assumed, with your consent, without independent verification or investigation:

(A)   The genuineness of all signatures, the legal capacity and competency of natural persons, the authenticity, completeness, accuracy and due authorization of all documents submitted to us as originals, and the conformity

One Cleveland Center 20th Floor 1375 East Ninth Street Cleveland, OH 44114- 1793 216.696.8700 www.kjk.com

with the original documents of all documents submitted to us as facsimile versions or electronic or other copies; and

(B)   That the Underwriting Agreement is a valid and binding obligation of the parties thereto (other than the Company) enforceable against those parties in accordance with its terms.

We express no opinion as to the applicability of, compliance with, or effect of the law of any jurisdiction other than federal law and the General Corporation Law of the State of Ohio.

Based on the foregoing, it is our opinion that:

1.      The Company is a corporation validly existing under the laws of the State of Ohio.

2.      Computershare Trust Company, N.A., may issue or reissue the Shares, when issued and paid for in accordance with the Underwriting Agreement, without a restrictive legend.

With respect to the opinion in paragraph one relating to the valid existence of the Company, we have relied solely on a certificate of officials of the State of Ohio of a recent date of such valid existence or confirmation of such valid existence from information contained on the website of the Secretary of State of the State of Ohio. The opinions expressed herein are given as of the date hereof, and we undertake no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware of any facts that may change the opinions expressed herein after the date hereof or for any other reason. This opinion is intended solely for your use in your capacity as the Company’s transfer agent and it may not be relied upon by any other person or for any other purpose without our prior written consent. The foregoing opinions are limited to the matters set forth herein, and no other opinion should be implied beyond the matters expressly stated.

KOHRMAN JACKSON & KRANTZ P.L.L.

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